                      ANADARKO PETROLEUM CORPORATION LOGO

                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

March 21, 1997

TO THE STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of the Company which will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 24, 1997, at 9:30 a.m.

     The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. In addition, the general operations of the Company will be discussed and stockholders will be afforded the opportunity to ask questions.

     We would appreciate your signing and returning your proxy in the enclosed envelope as soon as possible, whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy in the self-addressed, postage-paid return envelope. If you do not return the signed proxy, your proxy cannot be counted. We value your opinions and encourage you to participate in this year's Annual Meeting by voting your proxy.

                                          Very truly yours,

                                          /s/ ROBERT J. ALLISON, JR.

                                          ROBERT J. ALLISON, JR.
                                          Chairman, President and
                                          Chief Executive Officer

                      [ANADARKO PETROLEUM CORPORATION LOGO]

                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of Anadarko Petroleum Corporation, a Delaware corporation (the "Company"), will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 24, 1997, at 9:30 a.m., for the purpose of:

          (1) Electing two Class II directors for terms of three years, each to hold office until the expiration of his term and until his successor shall have been elected and shall have qualified;

          (2) Approving an amendment to the 1993 Stock Incentive Plan; and

          (3) Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     A record date of March 3, 1997, has been fixed for determining stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, and only holders of Common Stock of record at the close of business on the record date will be entitled to receive notice of, and to vote at, such meeting or any adjournment or adjournments thereof.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ SUZANNE SUTER
                                          SUZANNE SUTER

                                          Corporate Secretary

Dated: March 21, 1997
Houston, Texas

                     [ANADARKO PETROLEUM CORPORATION LOGO]

                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 24, 1997

                             ---------------------

                              GENERAL INFORMATION

     This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Anadarko Petroleum Corporation, a Delaware corporation (the "Company" or "Anadarko"), of proxies for use at its Annual Meeting of Stockholders to be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 24, 1997, at 9:30 a.m., for the purposes set forth in the accompanying notice of the meeting. Proxy material is being mailed to holders of the Company's common stock, par value $0.10 per share ("Common Stock"), on or about March 21, 1997.

     A stockholder may, at any time prior to the meeting, revoke a proxy by giving written notice of such revocation addressed to the Corporate Secretary of the Company at P.O. Box 1330, Houston, Texas 77251-1330. Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the meeting. Also, a stockholder may attend the meeting and vote in person whether or not the stockholder has previously given a proxy.

                     RECORD DATE AND VOTING AT THE MEETING

     On March 3, 1997, the record date for the determination of stockholders entitled to vote at the meeting, the Company had 59,617,823 shares of Common Stock outstanding, each of which will be entitled to one vote at the meeting. Votes cast by proxy, or in person, at the meeting will be tabulated by the election inspectors appointed for the meeting. The holders of a majority of the shares entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Proxy cards that are not signed or that are not returned are treated as not voted for any purpose.

     All elections for directors shall be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy card, the shares will be considered votes for the nominees. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for director.

     Abstentions from voting with respect to proposals are treated as votes against the particular proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, those shares will not be considered as present and entitled to vote with respect to that proposal.

                             ELECTION OF DIRECTORS

                           (ITEM NO. 1 ON PROXY CARD)

     The Board is divided into three classes of directors serving staggered three-year terms. Class II and Class III each have two directors and Class I has three directors.

     At the meeting, Messrs. Conrad P. Albert and Robert J. Allison, Jr., Class II directors, are to be elected for terms of three years, each to hold office until the expiration of his term in 2000 and until his successor shall have been elected and shall have qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy, unless otherwise instructed, for the election of Messrs. Conrad P. Albert and Robert J. Allison, Jr. for terms of three years. If either of these nominees should be unable to serve, the proxies will be voted for the election of such other persons as shall be determined by the persons named in the proxy, in accordance with their judgment.

     Messrs. Larry Barcus and James L. Bryan, Class III directors, were elected by the stockholders in 1995 for terms of three years. Messrs. Ronald Brown and John R. Gordon, Class I directors, were elected by the stockholders in 1996 to each serve a three-year term. Mr. John R. Butler, Jr. was elected by the directors in 1996 as a Class I director to serve a term which expires in 1999.

                          INFORMATION ABOUT DIRECTORS

     Certain information concerning the nominees for election as directors, and those persons whose terms of office as directors will continue after the meeting, is set forth below.

NOMINEES FOR ELECTION

     CONRAD P. ALBERT -- Mr. Albert resides in New York and is engaged in personal investments. He was Executive Vice President of Manufacturers Hanover Trust Company, a banking corporation, New York, New York, from September 1983 through 1991. Mr. Albert is also a director of Deep Tech International.

AGE AT END   BECAME A     PROPOSED
 OF 1997     DIRECTOR   TERM EXPIRES
----------   --------   ------------
    51         1986         2000

     ROBERT J. ALLISON, JR. -- Mr. Allison has been Chairman of the Board and Chief Executive Officer of the Company since October 1, 1986. Mr. Allison was elected President of the Company in January 1993.

AGE AT END   BECAME A     PROPOSED
 OF 1997     DIRECTOR   TERM EXPIRES
----------   --------   ------------
    58         1985         2000

DIRECTORS CONTINUING IN OFFICE

     LARRY BARCUS -- Mr. Barcus is Chairman of L. G. Barcus and Sons, Inc., Kansas City, Kansas, a general contractor with operations nationwide.

AGE AT END   BECAME A     PRESENT
 OF 1997     DIRECTOR   TERM EXPIRES
----------   --------   ------------
    60         1986         1998

     RONALD BROWN -- Mr. Brown resides in Rancho Santa Fe, California, and is engaged in personal investments. He retired as Executive Vice President of Compass Bank, Houston, Texas in 1992.

AGE AT END   BECAME A     PRESENT
 OF 1997     DIRECTOR   TERM EXPIRES
----------   --------   ------------
    64         1986         1999

     JAMES L. BRYAN -- Mr. Bryan has been Senior Vice President of Dresser Industries, Inc. ("Dresser"), an oilfield services company with executive offices in Dallas, Texas, since February 1994. In May 1990, Mr. Bryan was elected Vice President - Operations of Dresser.

AGE AT END   BECAME A     PRESENT
 OF 1997     DIRECTOR   TERM EXPIRES
----------   --------   ------------
    61         1986         1998

     JOHN R. BUTLER, JR. -- Mr. Butler has been Chairman of the Board and Chief Executive Officer of GeoQuest International Holdings, Inc. since 1973. GeoQuest is a supplier of drilling, production and seismic data, with executive offices in Houston, Texas.

AGE AT END   BECAME A     PRESENT
 OF 1997     DIRECTOR   TERM EXPIRES
----------   --------   ------------
    58         1996         1999

     JOHN R. GORDON -- Mr. Gordon has been President of Deltec Asset Management Corporation, a New York investment management company, since January 1988. Deltec Asset Management Corporation's executive office is in New York, New York.

AGE AT END   BECAME A     PRESENT
 OF 1997     DIRECTOR   TERM EXPIRES
----------   --------   ------------
    49         1988         1999

COMMITTEES OF THE BOARD

     The Board has a standing Executive Committee, Audit Committee and Compensation and Benefits Committee (the "Compensation Committee"). The Board does not currently have a Nominating Committee. Mr. Allison is Chairman and Messrs. Brown and Bryan are members of the Executive Committee. Mr. Barcus is Chairman and Messrs. Albert, Bryan and Butler are members of the Audit Committee. Mr. Brown is Chairman and Messrs. Gordon and Simmons are members of the Compensation Committee. During 1996, the Audit Committee met three times and the Compensation Committee met five times.

     The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of the business of the Company between Board meetings. Actions taken by the Executive Committee are regularly submitted to the Board at its next meeting for review by the full Board.

     The Audit Committee recommends to the Board each year the appointment of independent auditors for the following year. The Audit Committee considers the independence of such auditors; reviews the fees for audit and nonaudit services; reviews the plan, scope and results of the independent audit; reviews the recommendations resulting from such audit and the responses of management to such recommendations; reviews the plan, scope and results of the Company's internal audit group's activities; reviews the recommendations resulting from internal audits; and reviews the accounting controls of the Company that the Audit Committee or the Board may deem necessary or desirable. This Committee also reviews the annual financial statements issued by the Company to its security holders and makes recommendations as to accounting and auditing policies which, in its judgment, should receive the attention of the Board.

     The Compensation Committee considers and approves certain remuneration arrangements between the Company and its officers, including executive officers' salaries; adopts or makes recommendations to the Board regarding the adoption of compensation and employee benefit plans in which officers and certain key employees of the Company and certain subsidiaries are eligible to participate; and grants bonuses, stock options, restricted stock and other benefits pursuant to Company plans. This Committee also reviews and makes recommendations with respect to the election of officers of the Company, and when appropriate, recommends the election to the Board of a Chief Executive Officer.

MEETINGS

     During 1996, the Board met five times. Each incumbent director of the Company, during his term as a director in 1996, attended at least 75% of the aggregate number of meetings of the Company's Board and Committees of which he was a member.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock beneficially owned, or as to which there is a right to acquire beneficial ownership within 60 days of February 28, 1997, by each continuing director, each nominee for director, and all directors and executive officers of the Company as a group as of February 28, 1997. Except for Mr. Allison, no director, nominee for director or officer of the Company owns and has the right to acquire more than 1% of the outstanding Common Stock. All directors and officers of the Company as a group own beneficially, or have the right to acquire, within 60 days of February 28, 1997, approximately 3.0% of the outstanding Common Stock.

                                                                    AMOUNT AND NATURE OF
                                                                    BENEFICIAL OWNERSHIP
                                                          -----------------------------------------
                                                           NUMBER OF        SHARES
                                                             SHARES       EXERCISABLE      TOTAL
         TITLE                       NAME OF              BENEFICIALLY      WITHIN       BENEFICIAL     PERCENT OF
        OF CLASS                 BENEFICIAL OWNER           OWNED(1)        60 DAYS      OWNERSHIP        CLASS
        --------                 ----------------         ------------    -----------    ----------     ----------
Common Stock............  Robert J. Allison, Jr.              216,959         410,000       626,959         1.1
Common Stock............  Charles G. Manley                    38,284          87,000       125,284        *
Common Stock............  Michael E. Rose                      23,303          36,667        59,970        *
Common Stock............  John N. Seitz                        19,077         111,267       130,344        *
Common Stock............  Charles K. Abernathy                 34,639          60,000        94,639        *
Common Stock............  Conrad P. Albert                     14,000(2)       22,000        36,000(2)     *
Common Stock............  Larry Barcus                          1,000          45,000        46,000        *
Common Stock............  Ronald Brown                          3,222(3)       42,000        45,222(3)     *
Common Stock............  James L. Bryan                        1,000          45,000        46,000        *
Common Stock............  John R. Butler, Jr.                       0               0             0        *
Common Stock............  John R. Gordon                       12,198          45,000        57,198        *
Common Stock............  All directors and executive         483,972       1,272,934     1,756,906         3.0
                          officers as a group, including
                          the above-named (21 persons)

---------------

  * Less than one percent.

(1) The directors and officers have sole voting and dispositive power of all shares beneficially owned. Included are beneficially owned and undistributed shares of Common Stock held in the Anadarko Employee Savings Plan. The number does not include shares of Common Stock which the directors or officers of the Company have the right to acquire within 60 days of February 28, 1997.

(2) Mr. Albert disclaims beneficial ownership of the 1,000 shares held in his wife's name and the 1,000 shares held in his children's names.

(3) Mr. Brown disclaims beneficial ownership of the 50 shares held in his wife's name.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to persons known to be the beneficial owner of more than 5% of the Company's outstanding Common Stock:

                                                                              AMOUNT
                                                                               AND
                                                                            NATURE OF
                                                                            BENEFICIAL        PERCENT
       TITLE OF CLASS             NAME AND ADDRESS OF BENEFICIAL OWNER      OWNERSHIP         OF CLASS
       --------------             ------------------------------------      ----------        --------
Common Stock................  FMR Corp.                                      8,804,335(1)      14.8%
                              82 Devonshire Street
                              Boston, Massachusetts 02109
Common Stock................  Sonatrach Petroleum                            6,000,000(2)      10.1%
                              Investment Corporation (Ireland) Limited
                              10, rue du Sahara
                              Hydra, Algiers, Algeria
Common Stock................  Oppenheimer Group Inc.                         4,104,650(3)       6.9%
                              Oppenheimer Tower
                              World Financial Center
                              New York, New York 10281
Common Stock................  J.P. Morgan & Co. Incorporated                 3,058,941(4)       5.1%
                              60 Wall Street
                              New York, New York 10260

---------------

(1) According to information contained in Schedule 13G filed with the Securities and Exchange Commission (the "Commission") dated February 14, 1997.

(2) According to information contained in a Schedule 13D filed with the Commission dated May 11, 1993.

(3) According to information contained in Schedule 13G filed with the Commission dated January 21, 1997.

(4) According to information contained in Amendment 1 to the Schedule 13G filed with the Commission, dated January 31, 1997.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company purchases production, drilling and seismic data from wholly-owned subsidiaries of GeoQuest International Holdings, Inc. In 1996, the aggregate amount paid to Petroleum Information Corporation and Petroleum Information (Canada), Ltd., was approximately $878,000. Mr. Butler, a director of the Company, is Chairman of the Board and Chief Executive Officer of GeoQuest International Holdings, Inc. and Senior Chairman of the subsidiaries. In addition, the Company paid approximately $50,000 in 1996 to Houston Advance Research Center for a seismic imaging project. Mr. Butler is Chairman of the Houston Advance Research Center.

     During 1989, Anadarko Algeria Corporation ("Anadarko Algeria"), a wholly-owned subsidiary of the Company, entered into an agreement with Sonatrach, the national oil and gas enterprise of Algeria ("Sonatrach"), which gives Anadarko Algeria the right to explore for and produce liquid hydrocarbons in Algeria. Sonatrach is wholly-owned by the People's Democratic Republic of Algeria and owns 99.9% of the capital stock of Sonatrach Petroleum Investment Corporation (Ireland) Limited. In 1996, approximately $60,000 was paid to Sonatrach for charges related to reservoir studies, laboratory services and well testing services. As of December 31, 1996, a total of approximately $232 million in exploration and development costs had been incurred by Anadarko Algeria of which approximately $85 million was incurred in 1996.

     During 1996, Anadarko Algeria and Sonatrach entered into a contract with Brown & Root Condor, SPA ("BRC") for the construction of an oil production facility. Sonatrach owns 51 percent of BRC either directly or indirectly. In 1996, approximately $22 million was paid to BRC pursuant to the agreement.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer of $35,000 for serving on the Board of Directors, plus $1,250 for attendance at each meeting of the Board. In addition, non-employee directors receive an annual retainer of $3,000 for serving on the Audit or the Compensation Committee, plus $1,250 for each committee meeting attended. Non-employee directors who serve as a Chairman of a committee receive an additional annual retainer of $3,000. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Employees of the Company who are also directors do not receive a retainer or fees for Board and committee meetings attended.

     The 1988 Stock Option Plan for Non-Employee Directors (the "1988 Plan") was amended in 1994 to permit nonemployee directors to receive a portion of their retainer and/or meeting fees in Common Stock. Under the 1988 Plan, each non-employee director receives an initial grant of 10,000 options which vest equally over a two-year period. In addition, on October 27 of each year, each non-employee director is granted an option to purchase 5,000 shares of Common Stock at the fair market value on such date. All outstanding options granted under the 1988 Plan are options which do not constitute incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") ("NQOs"). All outstanding options under the 1988 Plan are exercisable no earlier than one year from the date of grant and expire 10 years from the date of grant. Options may not be awarded or granted after October 26, 1998, or the earlier termination of the 1988 Plan.

     The Company has a Director Retirement Income Plan for its non-employee directors. Directors having 10 or more years of service on the Board and having attained age 65 will be eligible to receive retirement income equal to 60% of the Director's annual retainer fee in effect as of the director's retirement date from the Board. Directors having less than 10 years of service will accrue a benefit of 6% per year of service of the Director's annual retainer fee in effect as of such Director's retirement. Such retirement income will become payable on the later of the Director's retirement date or age 65 and will be payable in equal installments on a monthly basis during the life of the Director with 120 months of payments guaranteed.

     The Company's Director Deferred Compensation Plan (the "Director Deferred Plan") allowed non-employee directors to defer all or part of their Director annual retainer fee and provided unfunded benefit payments in amounts related to the amount of compensation deferred, age of the Director at the time the compensation was deferred and accrued interest at 20% per annum. The Director Deferred Plan provides in-service payments during the time the director is a member of the Board and payments upon retirement, death, disability or the attainment of age 65. There have been no deferrals under the Director Deferred Plan since 1990.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons during the most recent fiscal year were reported on a timely basis. Forms 5 reporting the automatic grant of stock options in 1995 under the 1988 Plan for Messrs. Albert, Barcus, Brown, Bryan and Gordon were not filed in 1995.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                         ON 1996 EXECUTIVE COMPENSATION

     The Compensation Committee is comprised entirely of independent outside directors and is responsible for establishing and administering the executive compensation programs of the Company. These programs are designed to promote the Company's strategic objectives, thereby enhancing stockholder value. This report describes the compensation decisions made by the Compensation Committee during 1996 with respect to Anadarko's executive officers.

COMPENSATION PHILOSOPHY OF THE COMPANY

     The key elements of Anadarko's executive compensation programs include base salary, performance-based annual bonus and long-term stock incentive plans. These plans have been developed to attract, reward and retain key personnel critical to the long-term success of the Company. Anadarko's compensation programs are designed to provide executive officers total compensation levels above the average of the Company's competitive market with the opportunity to be within the top quartile of a select peer group of comparable public oil and gas companies, to the extent that Company and executive performance on an individual and collective basis so warrants. In 1996, Mr. Allison's total compensation was within the top quartile of the select peer group.

     Section 162(m) of the Code limits the deductibility by a company of compensation in excess of $1 million paid to the Chief Executive Officer and the next four highest paid officers during any fiscal year, unless such compensation meets certain performance-based requirements. The Compensation Committee's primary consideration in structuring the Company's compensation programs and in determining the appropriateness of awards, is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment under section 162(m) of the Code, the Compensation Committee is committed to making awards that qualify for the performance-based deduction. The Company believes that the compensation paid for 1996 pursuant to the Annual Incentive Bonus Plan (the "Incentive Plan") and the compensation in 1996 resulting from the exercise of stock options awarded under the 1993 Stock Incentive Plan (the "1993 Plan") is deductible. Additionally, the Company believes that with approval by stockholders of the proposed amendment to the 1993 Plan (see APPROVAL OF AN AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN on page
15), compensation which may be paid in the future pursuant to the performance shares awarded to Mr. Allison in 1996 will also qualify as deductible compensation under section 162(m).

     The Performance Graph, contained in this proxy statement, compares Anadarko's stock price performance over a five-year period against the S&P 500 Index and the Dow Jones Oil-Secondary index (a published index for the oil and gas industry). The Dow Jones Oil-Secondary index provides a meaningful comparison of Anadarko's total stockholder return against a consistent representation of oil and gas companies with whom Anadarko competes for investment dollars. The majority of these companies are also included in the select peer group against which the Compensation Committee annually reviews the total compensation and stock ownership of its executive officers. The analysis of this select peer group focuses more specifically on those companies which are similar in business segments and are considered potential competitors for the Company's executive talent.

BASE SALARY

     Anadarko strives to be the best managed company within the oil and gas industry, and structures its compensation programs to match pay with performance. The Company's base salaries are targeted to be above the industry average, taking into account scope of responsibilities and internal relationships. Individual base salaries are determined by the Compensation Committee based on their subjective evaluation of the executive's performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Compensation Committee and adjusted accordingly to reflect each executive officer's contribution to the performance of the Company.

     Mr. Allison's annual base salary for 1996 was increased by the Compensation Committee, effective January 1, as a result of his contribution to the Company's outstanding financial and operational performance for 1995, which served to enhance the value of the Company. In determining Mr. Allison's base compensation against his comparable peers, the Compensation Committee considered Mr. Allison's leadership and specific individual contributions to the Company's continued growth during his 18 years as Anadarko's Chief Executive Officer.

ANNUAL INCENTIVE BONUS

     For 1996, executive officers were eligible to receive annual bonus incentives under the Company's Incentive Plan. The Incentive Plan puts a significant portion of compensation at risk by linking potential annual compensation to the Company's achievement of specific performance goals. These goals are established by the Compensation Committee at the beginning of each calendar year.

     Under the Incentive Plan, a total bonus target is established for each individual executive officer and other key employees, which ranges up to 80% of base salary. This target is based upon the individual's position, level of responsibility and ability to impact the Company's success. The individual target is adjusted based on the Company's achievement of pre-established performance goals. Individuals may receive up to 150% of their bonus target if the Company exceeds the specified goals and, conversely, individuals may receive a reduced bonus or no bonus payment if the Company does not attain the specified goals.

     For 1996, the performance goals established by the Compensation Committee included financial, operational and relative stock price performance criteria. The financial criteria included (1) net income, and (2) cash flow, both of which were measured against internal objectives. The operational criteria included the comparison of (1) Anadarko's average five-year worldwide reserve replacement measured against an internal objective, and (2) Anadarko's average five-year worldwide cost of finding measured against the most recent available industry average five-year worldwide cost of finding. The stock price performance criteria included the comparison of Anadarko's relative stock price performance for 1996 against the relative average stock price performance of a select group of peer companies for the same period. Each performance goal, including the specific criteria for such goal, was assigned a weight by the Compensation Committee based upon the relative importance of each goal in increasing stockholder value.

     Anadarko's operating performance for 1996 was one of the best in the Company's history. The Company added over 113 million energy equivalent barrels
(EEBs) of reserves, increasing total reserves to 601 million EEBs. Reserve replacement for 1996 was 299%, which resulted in the Company replacing annual production volumes for the 15th consecutive year. In addition, Anadarko's worldwide five-year cost of finding continues to be better than the most recently published industry worldwide five-year average. The Company's financial performance for the year yielded record results. Anadarko's overall performance for 1996, as measured against the performance goals established by the Compensation Committee, produced the maximum Corporate Performance Rating under the Incentive Plan. As a result, the Compensation Committee approved a bonus for Mr. Allison which represents 150% of his 80% bonus target.

STOCK PLANS

     The Company believes equity-based programs encourage long-term strategic management and enhancement of stockholder value. To align the interests of executive officers with those of stockholders, the Company may grant certain stock-based awards under the 1993 Plan. The Compensation Committee believes stock ownership is important to place executive officers in the same position as stockholders with a commitment to the long-term success of Anadarko. Anadarko has established stock ownership guidelines for executive officers of two and one-half times base salary for Vice Presidents, three times base salary for Senior Vice Presidents and five times base salary for the Chief Executive Officer.

     The Compensation Committee periodically reviews competitive market data to determine appropriate stock awards based on the executive's position and the market value of the stock. In addition, the Compensation Committee considers previous stock grants when determining grant size for executive officers. The Compensation Committee awards stock options to ensure that the interests of executives and stockholders are aligned. Stock options only produce value for the executive if there is an increase in stock price which results in a corresponding increase in value to the stockholder. Stock options are granted on an annual basis at the fair market value of the Common Stock on the date of grant.

     In early 1996, the Compensation Committee determined that the success of the Company's long-term strategic objectives would best be supported by a stock compensation program for Mr. Allison designed to increase stockholder value both in absolute dollars and relative to the Company's peers, as well as encourage his retention with the Company until normal retirement age. To accomplish these objectives, the Committee granted Mr. Allison performance shares and 480,000 non-qualified stock options. The stock option grant vests over the next seven years and encourages continued focus on increasing the stock price for the stockholder. The performance share grant will only produce a payout if the Company's total stockholder return relative to the Company's peers at the end of a four-year or eight-year performance period meets the performance criteria established by the Compensation Committee. The maximum potential payout under this grant is 150,000 shares.

SUMMARY

     Anadarko's compensation strategy is to provide total compensation commensurate with the Company's achievement of specific operational, financial and strategic objectives and the long-term appreciation of Anadarko's stock price. The Company believes a significant portion of executive compensation should be directly and materially linked to the creation of value for stockholders. The Compensation Committee believes the design of the Company's total executive compensation program provides executives the incentive to maximize long-term operational performance consistent with sound financial controls and high standards of integrity. It is the Compensation Committee's belief that this focus will ultimately be reflected in Anadarko's stock price and stockholder return.

     The Compensation and Benefits Committee of the Board of Directors consists of the following:

         Mr. Ronald Brown
         Mr. John R. Gordon
         Mr. Charles M. Simmons

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1996, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                                         ----------------------------------   -------------------------------------
                                                                                                       AWARDS
                                                                                              ------------------------
                                                                                   OTHER                    SECURITIES
                                                                                   ANNUAL                   UNDERLYING
                                                                                 COMPENSA-    RESTRICTED     OPTIONS/       LTIP
        NAME              PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)    TION(1)($)   STOCK(2)($)   SARS(3)(#)   PAYOUTS($)
        ----              ------------------      ----   ---------   ---------   ----------   -----------   ----------   ----------
Robert J. Allison,     Chairman, President and    1996    925,000    1,110,000     53,172(1)          0      480,000         0
  Jr.                    Chief Executive Officer
                       Chairman, President and    1995    825,000    1,000,000(5)        0            0       60,000         0
                         Chief Executive Officer
                       Chairman, President and    1994    825,000      743,000          0             0       60,000         0
                         Chief Executive Officer
John N. Seitz          Senior Vice President,     1996    300,000      190,000          0             0       24,000         0
                         Exploration
                       Senior Vice President,     1995    258,333      165,000          0             0       24,000         0
                         Exploration
                       Vice President,            1994    250,000      130,000          0       113,000       18,000         0
                         Exploration
Michael E. Rose        Senior Vice President,     1996    315,000      167,000          0             0       24,000         0
                         Finance
                       Senior Vice President,     1995    280,000      148,000          0        81,250       24,000         0
                         Finance
                       Senior Vice President,     1994    280,000      148,000          0             0       24,000         0
                         Finance
Charles G. Manley      Senior Vice President,     1996    310,000      164,000          0             0       24,000         0
                         Administration
                       Senior Vice President,     1995    280,000      148,000          0             0       24,000         0
                         Administration
                       Senior Vice President,     1994    280,000      148,000          0             0       24,000         0
                         Administration
Charles K. Abernathy   Vice President, Offshore   1996    238,000       90,000          0             0       18,000         0
                       Vice President, Offshore   1995    228,000       80,000          0             0       18,000         0
                       Vice Pres. Operations-     1994    228,000       90,000          0             0       18,000         0
                         International/Offshore


                          ALL
                         OTHER
                       COMPENSA-
        NAME           TION(4)($)
        ----           ----------
Robert J. Allison,       331,687
  Jr.
                         316,741
                         192,180
John N. Seitz             74,312
                          70,721
                          43,485
Michael E. Rose           97,214
                         101,312
                          74,078
Charles G. Manley        105,144
                         108,817
                          77,626
Charles K. Abernathy      86,925
                          93,325
                          67,485

---------------

(1) Represents certain perquisites, including $31,705 attributable to personal use of the Company airplane. No other executive officer had perquisites in excess of $50,000 or 10% of salary plus bonus.

(2) As of December 31, 1996, the number of restricted shares held by each executive officer and corresponding value on December 31, 1996 was for Mr. Seitz, 2,667 shares valued at $172,688; Mr. Rose, 4,334 shares valued at $280,627; Mr. Manley, 3,000 shares valued at $194,250; and Mr. Abernathy, 2,000 shares valued at $129,500. Dividends will be paid on unvested shares. The restricted stock awarded to Mr. Seitz in 1994 will vest 33% per year each April 28 beginning in 1995. The restricted stock awarded to Mr. Rose in 1995 will vest 33% per year each April 27 beginning in 1996.

(3) No Stock Appreciation Rights ("SARs") are outstanding.

(4) This column includes (a) Company contributions to the Anadarko Employee Savings Plan and Savings Restoration Plan; (b) interest earned above 120% of the applicable federal rate on deferred compensation under the Executive Deferred Compensation Plan; (c) payments under the Annual Override Bonus Plan ("ORRI"); and (d) the value of Company paid split-dollar insurance. The 1996 amounts for items (a), (b), (c) and (d) for each of the individuals named in the table are for Mr. Allison, $100,080, $74,071, $45,247 and $112,289; Mr. Seitz, $27,900, $15,109, $11,461 and $19,842; Mr. Rose,
    $27,780, $34,778, $9,518 and $25,138; Mr. Manley, $27,480, $39,166, $9,692
    and $28,806; and Mr. Abernathy, $19,080, $31,129, $14,852 and $21,864,
    respectively. No deferrals have been made under the Executive Deferred Compensation Plan since 1990. Grants under the ORRI were discontinued after 1986; however, awards that were previously made will continue to produce payments to the recipients in accordance with the provisions of the plan.

(5) Includes $743,000 paid under the Company's Incentive Plan and a special bonus of $257,000, the payment of which is deferred until Mr. Allison's retirement from the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                        ---------------------------------------
                          NUMBER OF      % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT ASSUMED
                         SECURITIES     OPTIONS/SARS   EXERCISE                 ANNUAL RATES OF STOCK PRICE APPRECIATION
                         UNDERLYING      GRANTED TO    OR BASE                             FOR OPTION TERM(3)
                        OPTIONS/SARS    EMPLOYEES IN   PRICE(2)   EXPIRATION    -----------------------------------------
         NAME           GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE       0%($)        5%($)             10%($)
         ----           -------------   ------------   --------   ----------    -----    --------------    --------------
Robert J. Allison,
  Jr..................    480,000(4)        53.2%      $54.375     02/26/07       $0     $   18,539,857    $   48,366,346
Charles G. Manley.....     24,000(5)         2.7%      $63.625     10/30/06       $0     $      960,322    $    2,433,645
Michael E. Rose.......     24,000(5)         2.7%      $63.625     10/30/06       $0     $      960,322    $    2,433,645
John N. Seitz.........     24,000(5)         2.7%      $63.625     10/30/06       $0     $      960,322    $    2,433,645
Charles K.
  Abernathy...........     18,000(5)         2.0%      $63.625     10/30/06       $0     $      720,242    $    1,825,234
Above Optionees Gain
  as % of all
  Stockholders Gain...          N/A          N/A           N/A          N/A      N/A               0.2%              0.2%
All Stockholders(6)...   59,525,699                                               $0     $2,381,847,102    $6,035,856,025

---------------

(1) No SARs were granted in 1996.

(2) The exercise price equals the fair market value of the Common Stock on the date of grant.

(3) The dollar amounts under these columns are the results of calculation at 0% and at the 5% and 10% rates set by the Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatility factors.

(4) The stock option granted on February 26, 1996, was granted under the Company's 1993 Plan. On August 16, 1996 and on February 26, 1997, 60,000 options became exercisable. On each February 26 beginning in 1998 through 2003, 60,000 will become exercisable. In the event of a "Change of Control" (as defined by the Plan) the Compensation Committee can take any one or more of the following actions: (i) provide for the acceleration of vesting; (ii) provide for the purchase of the option by the Company; (iii) make such adjustment as deemed appropriate; or (iv) cause such option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation.

(5) Stock options granted on October 30, 1996 were granted under the Company's 1993 Plan. Fifty percent of the options become fully exercisable on October 30, 1997 and 50 percent become fully exercisable on October 30, 1998. In the event of a "Change of Control" (as defined by the Plan) the Compensation Committee can take any one or more of the following actions: (i) provide for the acceleration of vesting; (ii) provide for the purchase of the option by the Company; (iii) make such adjustment as deemed appropriate; or (iv) cause such option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation.

(6) Shares owned by all stockholders on December 31, 1996. No gain to optionee is possible without an increase in stock appreciation which will benefit all stockholders commensurately. A 0% gain in stock price appreciation will result in no appreciation for the optionee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF
                                                             SECURITIES             VALUE OF
                                                             UNDERLYING            UNEXERCISED
                                                             UNEXERCISED          IN-THE-MONEY
                                                            OPTIONS/SARS          OPTIONS/SARS
                                                              AT FISCAL             AT FISCAL
                                                              YEAR-END              YEAR-END
                                SHARES                           (#)                   ($)
                               ACQUIRED        VALUE       ---------------    ---------------------
                              ON EXERCISE     REALIZED      EXERCISABLE/          EXERCISABLE/
            NAME                  (#)           ($)         UNEXERCISABLE        UNEXERCISABLE*
            ----              -----------    ----------    ---------------    ---------------------
Robert J. Allison, Jr.......    160,000      $5,939,638    350,000/450,000    $7,586,250/$4,635,000
Charles G. Manley...........     24,000      $  697,106      87,000/36,000    $  1,883,250/$273,000
Michael E. Rose.............     36,000      $  712,716      36,000/36,000    $    648,000/$273,000
John N. Seitz...............          0      $        0     110,600/36,000    $  2,868,362/$273,000
Charles K. Abernathy........     12,000      $  444,337     105,000/27,000    $  2,675,813/$204,750

---------------

* Computed based upon the difference between aggregate fair market value on December 31, 1996 ($63.8125) and aggregate exercise price.

                      LONG-TERM INCENTIVE PLANS -- AWARDS
                              IN LAST FISCAL YEAR

                             NUMBER OF       PERFORMANCE       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                               SHARES          OR OTHER                    PRICE-BASED PLANS
                              UNITS OR       PERIOD UNTIL     -------------------------------------------
                            OTHER RIGHTS      MATURATION      THRESHOLD       TARGET          MAXIMUM
           NAME                 (#)           OR PAYOUT       ($ OR #)       ($ OR #)         ($ OR #)
           ----             ------------   ----------------   ---------   --------------   --------------
Robert J. Allison, Jr.....    150,000      4 and/or 8 years       0       100,000 Shares   150,000 Shares

Subject to stockholder approval of the amendment to the 1993 Plan, Mr. Allison was granted 100,000 performance shares with a maximum potential payout of 150,000 shares for the four-year performance period January 1, 1996 through December 31, 1999. Payout of the performance shares will be determined by comparing the Company's average quarterly total shareholder return ("TSR") over the performance period to a select group of peer companies, designated at the time of the grant, average quarterly TSR for the same period. Any company that ceases to be traded during the performance period will be removed from the peer company list and payout will be determined based on the remaining companies. No companies may be added to the peer company list during the performance period. At the end of the performance period, the Company and the peer companies shall be ranked based on their TSR ranking. If the Company is in the top 25% of the ranking, payout will be 150% of the shares granted. If the Company is average or above, payout will be 100% of the shares granted. If the Company is below average, no shares will be paid out. If all shares are not earned in the initial four-year performance period they may be earned based on an eight-year performance period, using the same performance criteria, beginning on January 1, 1996 through December 31, 2003. In the event of an eight-year performance period, any shares paid out based on the four-year performance period will be subtracted from any payout earned at the end of the eight-year performance period. Upon cessation of employment resulting from death or disability during a performance cycle, TSR will be calculated for the Company and the peer companies using the closing stock price on the date employment ceases. Upon cessation of employment resulting from a Change of Control, TSR will be calculated using the closing stock price on the date of the Change of Control. The amount of payout will be pro-rated based on the actual number of quarters completed (including the quarter in which the event occurred). Upon cessation of employment as a result of retirement, any payout will be made at the discretion of the Compensation Committee. Payout under the 1993 Plan will be made in shares of Common Stock of the Company.

                               PENSION PLAN TABLE

     The Company has a defined benefit Retirement Plan (the "Retirement Plan") covering all United States employees of the Company. The following table shows the estimated single life annuity payable annually upon retirement at various levels of compensation based on the Retirement Plan benefit formula in effect on December 31, 1996.

                                                         YEARS OF SERVICE
                                  --------------------------------------------------------------
          REMUNERATION               15          20           25            30            35
          ------------            --------    --------    ----------    ----------    ----------
$ 250,000.......................  $ 66,000    $ 88,000    $  110,000    $  132,000    $  154,000
   300,000......................    79,000     106,000       132,000       159,000       185,000
   400,000......................   106,000     142,000       177,000       213,000       248,000
   500,000......................   133,000     178,000       222,000       267,000       311,000
   600,000......................   160,000     214,000       267,000       321,000       374,000
   700,000......................   187,000     250,000       312,000       375,000       437,000
   800,000......................   214,000     286,000       357,000       429,000       500,000
   900,000......................   241,000     322,000       402,000       483,000       563,000
 1,000,000......................   268,000     358,000       447,000       537,000       626,000
 1,100,000......................   295,000     394,000       492,000       591,000       689,000
 1,200,000......................   322,000     430,000       537,000       645,000       752,000
 1,300,000......................   349,000     466,000       582,000       699,000       815,000
 1,400,000......................   376,000     502,000       627,000       753,000       878,000
 1,500,000......................   403,000     538,000       672,000       807,000       941,000
 1,600,000......................   430,000     574,000       717,000       861,000     1,004,000
 1,700,000......................   457,000     610,000       762,000       915,000     1,067,000
 1,800,000......................   484,000     646,000       807,000       969,000     1,130,000
 1,900,000......................   511,000     682,000       852,000     1,023,000     1,193,000
 2,000,000......................   538,000     718,000       897,000     1,077,000     1,256,000
 2,100,000......................   565,000     754,000       942,000     1,131,000     1,319,000
 2,200,000......................   592,000     790,000       987,000     1,185,000     1,382,000
 2,300,000......................   619,000     826,000     1,032,000     1,239,000     1,445,000
 2,400,000......................   646,000     862,000     1,077,000     1,293,000     1,508,000
 2,500,000......................   673,000     898,000     1,122,000     1,347,000     1,571,000

     The Retirement Plan provides benefits based on a length of service and a final average pay formula including the Salary and Bonus columns of the Summary Compensation Table. Messrs. Allison, Manley, Rose, Seitz and Abernathy, respectively, have 23, 23, 19, 19 and 22 years of accrued service under the Plan. An employee becomes vested in his benefit under the Retirement Plan at completion of five years of vesting service, as defined in the Retirement Plan.

     The benefits payable under the Retirement Plan are subject to certain limitations under the Code. For certain employees who may be affected by such limits, the Company has a Retirement Restoration Plan (the "Restoration Plan") to maintain total benefits upon retirement at approximately the levels shown in the table above. The supplemental benefits provided under the Restoration Plan will not be accorded certain of the favorable tax treatments that apply to benefits paid under the existing Retirement Plan. Benefits under the Restoration Plan are payable solely from the general assets of the Company.

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has Key Employee Change of Control Contracts (the "Severance Contracts") with all current executive officers. The Severance Contracts provide that in the event of a change in control, as defined in the Severance Contracts, such individuals will receive certain benefits in the event of the termination of their employment within five years of the effective date of such change in control. Such benefits are provided unless such termination of employment is (i) because of the death or retirement, except in certain circumstances, of the executive, (ii) by the Company for cause or disability, or (iii) by the executive other than for good reason (as defined in the Severance Contracts). Generally, benefits payable under the terms of the Severance Contracts include a lump-sum cash payment equal to (i) 2.9 times the highest total annualized compensation paid during the three years ending with the year of such participant's termination from the

Company (including base salary and the amount or value of any bonuses); (ii) the amount of Company matching contributions which would have been made on the participant's behalf had he continued to participate in the Anadarko Employee Savings Plan and the Savings Restoration Plan for up to an additional three years; (iii) the present value of the additional normal retirement benefit which would have been received by the employee based on continued service through normal retirement date and assuming an annual 6% increase in base salary; (iv) the present value of the amounts of deferred compensation which would have been received by the employee based on continued service through age 65 under each deferred compensation agreement to which the participant was a party; and (v) the value of any investments credited to the employee under the Savings Restoration Plan. In addition, the Severance Contracts provide for a continuation of various health care, disability and life insurance plans and certain other benefits for a period of up to three years; and the payment of all legal fees and expenses incurred by the employee in obtaining or enforcing any right or benefit provided by the Severance Contracts. The Severance Contracts also obligate the Company to pay an employee such cash amount as may be necessary to restore any benefit diminution resulting directly or indirectly from the assessment of any special excise taxes under section 280G of the Code in respect to benefits provided under the Severance Contracts. In consideration of these benefits the employee agrees, in the event a person seeks to effect a change in control, not to leave the employ of the Company and to render services commensurate with his position until such person has abandoned or terminated his efforts or the change in control has occurred. The employee also agrees to retain, in confidence, any and all confidential information known to him concerning the Company and its business so long as such information is not otherwise publicly disclosed. No amounts have been paid under the Severance Contracts.

     The Employee Severance Pay Plan (the "Severance Plan") covers all of the Company employees who are not covered by the Employment Contracts. The Severance Plan provides that, in the event of a change in control, as defined in the Severance Plan, employees will have certain benefits provided to them in the event of the termination of their employment within three years after the effective date of such change in control. Benefits are provided unless termination of employment is (i) because of the death or retirement, except in certain circumstances, of the employee; (ii) by the Company for cause or disability; or (iii) by the employee other than for good reason, as defined in the Severance Plan. The Severance Plan provides benefits that include a lump sum cash payment based on salary and service ranging from a minimum of three months to a maximum of two years salary; and a continuation of employee's medical and dental insurance for six months. No amounts have been paid under the Severance Plan.

     In the event of a "Change of Control", under the terms of the Company's existing stock option plans, except for the 1993 Plan, all outstanding options which were granted at least six months prior to the date of the "Change of Control" shall be surrendered to the Company and the optionee shall receive a cash payment in an amount equal to the number of shares of Common Stock subject to the options multiplied by the difference between the fair market value of a share of Common Stock on the date determined to be the date of cancellation and surrender of such options and the option price. Under the 1993 Plan in the event of a "Change of Control" the Compensation Committee can take one or more of the following actions: (i) provide for the acceleration of vesting; (ii) provide for the purchase of the option by the Company; (iii) make such adjustment as deemed appropriate; or (iv) cause such option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the Dow Jones Oil -- Secondary Index for the last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1991 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

        ANADARKO PETROLEUM CORP, S&P 500 AND DOW JONES OIL -- SECONDARY

                                           ANADARKO         DOW JONES
         MEASUREMENT PERIOD               PETROLEUM        OIL - SECON-      S&P 500 IN-
        (FISCAL YEAR COVERED)            CORPORATION           DARY              DEX
1991                                                100               100               100
1992                                                124               101               108
1993                                                193               112               118
1994                                                165               108               120
1995                                                233               125               165
1996                                                280               154               203

Assumes $100 Invested on December 31, 1991.
* Total Return Assumes Reinvestment of Dividends
Total Return Data Provided by S&P's Compustat Services Inc. and Dow Jones & Company Inc.

           APPROVAL OF AN AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN
                           (ITEM NO. 2 ON PROXY CARD)

     THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN (THE "AMENDMENT") WHICH AUTHORIZES THE GRANT OF PERFORMANCE STOCK AWARDS BASED ON THE PERFORMANCE GOAL SPECIFIED IN THE AMENDMENT.

     The 1993 Plan was adopted by the Board on October 28, 1993 and approved by stockholders on April 28, 1994. In December 1995, the Internal Revenue Service ("IRS") issued final regulations under section 162(m) of the Code. Section 162(m) of the Code limits to $1 million per year the tax deduction available to public companies for certain compensation paid to certain employees subject to an exemption for compensation which is "performance-based". The Company's intent is to ensure that payouts of performance shares granted under the 1993 Plan qualify for the exemption under section 162(m) of the Code.

     The 1993 Plan is intended to attract and retain executive personnel and other key employees of the Company and its subsidiaries. In addition, the 1993 Plan is intended to allow the Compensation Committee the ability to use stock and stock-related awards in the Company's overall compensation program. The essential features of the Amendment and the 1993 Plan, as amended, are summarized below. Approval by affirmative votes of holders of a majority of shares of Common Stock present, or represented, and entitled to vote is required for any payouts of performance shares granted under the 1993 Plan and for the payouts to qualify for the "performance-based" compensation exemption under section 162(m) of the Code.

AMENDMENT

     The Amendment to the 1993 Plan establishes performance criteria for the granting of performance shares under the Plan. The Committee has the authority to grant Performance Awards based upon the achievement of the specific performance goals. The Committee shall establish at the time a Performance Award is granted the performance period, which shall be equal in length to at least four years, and the performance goals pursuant to which an Employee may earn and be entitled to a payment under such Performance Award. The Committee shall also establish a schedule or schedules setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the performance goals at the end of the relevant performance period.

     The performance goals shall be based on the Company's TSR compared to certain peer companies' TSR for the same period. During any performance period, the Committee shall have the authority to adjust the performance goals in such manner as the Committee, in its sole discretion, deems appropriate with respect to such performance period; provided, however, that Performance Awards which are designed to qualify for the performance-based exception of section 162(m) of the Code, and which are held by "covered employees" (as such term is defined in the regulations promulgated under section 162(m) of the Code), may not have any term or condition of such Award changed in a manner that would produce a greater benefit.

     Stockholders must approve the material terms of the performance goals before any compensation is paid to certain employees' granted Performance Awards. One Performance Award was granted in 1996. For the terms of that grant see LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR on page 12.

     The maximum aggregate number of Performance Award shares that may be issued to an employee for payment of compensation based on a Performance Award grant shall not exceed 150,000 shares for any performance period. Performance Award compensation payments may be paid in a lump sum or in installments, in cash, shares or in any combination thereof, following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

SUMMARY OF THE 1993 STOCK INCENTIVE PLAN AS AMENDED

TYPES OF AWARDS

     The 1993 Plan permits the granting of any or all of the following types of awards: (1) stock options, including ISOs; (2) SARs in tandem with stock options or freestanding; (3) restricted stock; (4) performance awards; (5) stock compensation awards; and (6) other stock-based awards.

ELIGIBILITY FOR PARTICIPATION

     All key employees, including employee directors and officers of the Company or any affiliate of the Company, are eligible for participation under the 1993 Plan. While the concept of "key employee" eligible to participate in the 1993 Plan is necessarily flexible, approximately 150 employees (including a total of 15 executive officers) are considered to fall within this category.

ADMINISTRATION

     The 1993 Plan is administered by the Compensation Committee composed of disinterested, outside directors appointed by the Board. The Compensation Committee selects key employees who will receive awards, determines the type and terms of awards to be granted, and interprets and administers the Plan. Unless otherwise expressly provided in the 1993 Plan, all decisions under or with respect to the 1993 Plan shall be within the sole discretion of the Compensation Committee and are final.

AMENDMENT AND TERMINATION

     The Board may terminate or amend the 1993 Plan without stockholder approval, except that stockholder approval is required for any amendment which would increase the number of shares available for grant, decrease the minimum exercise price or otherwise cause the 1993 Plan to cease to qualify for any tax or regulatory exemption, status or requirement.

TERM OF THE PROGRAM

     The 1993 Plan will terminate on October 28, 2003, after which time no additional awards may be made under the 1993 Plan.

SHARES SUBJECT TO PROGRAM

     Subject to adjustment as described more fully below, 4,000,000 shares of Common Stock may be awarded under the 1993 Plan, provided, however, that no more than 800,000 shares of the shares specified shall be issued as restricted stock. The maximum aggregate number of shares available for options and SARs to any executive officer during the term of the 1993 Plan is 20 percent of the number of shares with respect to which awards may be granted under the 1993 Plan.

STOCK OPTIONS

     Stock options granted under the 1993 Plan are subject to the terms and conditions determined by the Compensation Committee, except that (i) no options may be granted after the termination of the 1993 Plan; (ii) the option exercise price cannot be less than 100 percent of fair market value of a share of Common Stock at the time the option is granted; and (iii) no option may be exercised more than 10 years after it is granted. ISOs may be granted provided they meet the requirements of the Code.

     The Compensation Committee shall determine the form in which payment of the exercise price may be made, including cash, shares of Common Stock, other securities or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

STOCK APPRECIATION RIGHTS

     An SAR may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. The grant price of an SAR shall not be less than 100 percent of fair market value of a share of Common Stock at the time the SAR is granted. The Compensation Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

RESTRICTED STOCK

     The Compensation Committee shall determine the employees to whom Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each participant, the duration of the restriction period, the conditions under which the Restricted Stock may be forfeited to the Company and other terms and conditions of awards of Restricted Stock. Restricted Stock may not be disposed of by the participant until the restrictions specified in the award expire. The participant will have, with respect to Restricted Stock, the right to vote the shares and receive any cash dividends. Except as otherwise determined by the Compensation Committee, upon termination of a participant's employment for any reason during the restriction period, all Restricted Stock shall be forfeited by the participant.

PERFORMANCE AWARDS

     See APPROVAL OF AN AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN -- AMENDMENT on page 15.

STOCK COMPENSATION

     The Compensation Committee shall have the authority to pay all or a portion of any amounts payable under any compensation program of the Company in shares of Common Stock. The number and type of shares to be distributed in lieu of the cash compensation, as well as the terms and conditions of any such stock compensation, shall be determined by the Compensation Committee.

OTHER STOCK-BASED AWARDS

     The Compensation Committee may grant other forms of awards based on, payable in, or otherwise related in whole or in part to Common Stock under the 1993 Plan. Subject to the terms of the 1993 Plan, the Compensation Committee shall determine the terms and conditions of any such other stock-based awards.

CHANGE OF CONTROL

     In the event of a "Change of Control" as defined in the 1993 Plan, the Compensation Committee may take any one or more of the following actions in connection with any awards made under the 1993 Plan: (i) accelerate the exercise or vesting date; (ii) provide for the purchase, in cash, of such award; (iii) make adjustments to such award; or (iv) cause any outstanding award to be assumed, or a new right substituted therefor, by the acquiring or surviving corporation.

ADJUSTMENTS

     In the event the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the 1993 Plan, then the Compensation Committee shall adjust any or all of the awards.

                               NEW PLAN BENEFITS

                           1993 STOCK INCENTIVE PLAN

                                                               DOLLAR        NUMBER
                     NAME AND POSITION                        VALUE($)      OF UNITS
                     -----------------                        --------    ------------
Robert J. Allison, Jr., Chairman, President and Chief
  Executive Officer.........................................     (1)      0 to 150,000

---------------

(1) The dollar value is not determinable at this time since any payout is contingent on the Company's TSR performance at the end of 2000 and 2004. See LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR on page 12.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP served as the Company's independent auditors during 1996 and was appointed by the Board to serve in that capacity for 1997. Representatives of KPMG Peat Marwick LLP will be present at the meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

                                 OTHER MATTERS

     It is not expected that any other matters will come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder may desire to present to the 1998 Annual Meeting of Stockholders must be received by the Company on, or prior to, November 18, 1997.

                               PROXY SOLICITATION

     The cost of preparing, assembling and mailing the material in connection with the solicitation of proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company. In addition, the Company has engaged ChaseMellon Shareholder Services, L.L.C., 450 West 33rd Street, New York, New York 10001 to assist in such solicitation at an estimated fee of $5,000 plus disbursements.

     It is important that the proxies be returned promptly. All stockholders, whether or not they expect to attend in person, are urged to sign, date and return the accompanying form of proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ SUZANNE SUTER

                                          SUZANNE SUTER
                                          Corporate Secretary

Dated: March 21, 1997
Houston, Texas

                                   AMENDMENT
                                       TO
                         ANADARKO PETROLEUM CORPORATION
                           1993 STOCK INCENTIVE PLAN

     WHEREAS, ANADARKO PETROLEUM CORPORATION (the "Company"), has heretofore adopted the 1993 Stock Incentive Plan (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 1, 1996:

     1. Section 2 shall be amended by replacing the definition of "Employee" in its entirety with the following definition:

          "'Employee' shall mean any executive officer or other key employee of the Company or any Affiliate."

     2. Section 6 (d) shall be replaced in its entirety by the following:

          "(d) Performance Awards. The Committee shall have authority to grant Performance Awards which shall consist of a right, denominated in Shares, and shall confer on the holder thereof compensation rights based upon the achievement of the performance goals. The maximum aggregate number of Performance Award Shares that may be issued to an Employee for payment of compensation based on a Performance Award grant shall not exceed 150,000 Shares for any performance period.

             (i) Terms and Conditions. Subject to the terms of the Plan, the Committee shall establish at the time a Performance Award is granted the performance period, which shall be equal in length to at least four (4) years, and the performance goals pursuant to which an Employee may earn and be entitled to a payment under such Performance Award. The Committee shall also establish a schedule or schedules setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the performance goals at the end of the relevant performance period. The performance goals shall be based on the Company's total shareholder return compared to peer companies' total shareholder return for the same period. During any performance period, the Committee shall have the authority to adjust the performance goals in such manner as the Committee, in its sole discretion, deems appropriate with respect to such performance period; provided, however, that Performance Awards which are designed to qualify for the performance-based exception of Section 162(m) of the Code, and which are held by "covered employees" (as such term is defined in the regulations promulgated under Section 162(m) of the Code), may not have any term or condition of such Award changed in a manner that would produce a greater benefit.

             (ii) Payment of Performance Awards. Performance Award compensation payments may be paid in a lump sum or in installments, in cash, Shares or in any combination thereof, following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis."

     3. Section 9 shall be amended by adding the following new subsection:

          "(l) Shareholder Approval. Shareholders must approve the material terms of the performance goals described in Section 6(d) before any compensation is paid to a "covered employee" (as such term is defined in the regulations promulgated under Section 162(m) of the Code) based upon a Performance Award granted under such section."

     4. As amended hereby, the Plan is specifically ratified and reaffirmed.

P
R
O
X
Y

                         ANADARKO PETROLEUM CORPORATION
                      SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 24, 1997

The undersigned stockholder hereby appoints ROBERT J. ALLISON, JR. AND SUZANNE SUTER, and any one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares registered in the name of the undersigned for the election of directors, unless such authority is withheld, and on all other matters which may come before the 1997 Annual Meeting of Stockholders of Anadarko Petroleum Corporation to be held on Thursday, April 24, 1997 at 9:30 A.M. or any adjournment thereof.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

             THIS PROXY MUST BE SIGNED AND RETURNED TO BE COUNTED.




                   (Continued and to be signed on other side)

PLEASE MARK
YOUR VOTES AS    [X]
INDICATED IN
THIS EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


Item  1 -- ELECTION OF CLASS II DIRECTORS
Conrad P. Albert and Robert J. Allison, Jr.


   FOR   WITHHELD
         FOR ALL
   [ ]     [ ]



Withheld For:  (Write that nominee's name in the space provided below.)


-----------------------------------------------------------------------


Item  2 -- APPROVAL OF THE AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN


   FOR    AGAINST    ABSTAIN
   [ ]      [ ]        [ ]


Signature(s)                                       Date                   , 1997
            ---------------------------------------    -------------------
Please mark, date and sign as your name appears above. If shares are held jointly, each stockholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Return signed proxy in the enclosed envelope.